Morgan Stanley Capital I 2005-IQ9
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	8,735,723.92	1,933,123.25	53,364,276.08
A-1A	3,104,181.45	10,491,751.34	268,456,818.55
A-2	0	4,034,833.30	112,600,000.00
A-3	0	7,366,150.00	194,700,000.00
A-4	0	3,665,866.70	94,400,000.00
A-5	0	17,477,811.70	446,242,000.00
A-AB	0	1,646,150.00	43,800,000.00
A-J	0	5,175,410.20	130,199,000.00
B	0	1,318,275.00	32,550,000.00
C	0	470,050.70	11,488,000.00
D	0	1,116,916.70	26,806,000.00